EXHIBIT 11.1


                                 MICROAGE, INC.
                         PRIMARY EPS DETAIL CALCULATION

                                                                           Years ended
                                                             ----------------------------------------
                                                             October 29,   October 30,   September 30,
                                                                1995          1994           1993
                                                             -----------   -----------   -------------
Common stock
            Weighted average common shares                   14,133,260    12,754,988       8,840,288

Common stock equivalents
            Warrants and options                                204,804       629,532         284,913
                                                            -----------   -----------     -----------
Total weighted average common and
            common equivalent shares outstanding             14,338,064    13,384,520       9,125,201
                                                            ===========   ===========     ===========
Net income available for EPS                                $   241,000   $16,342,000     $10,500,000

Primary earnings per share                                  $      0.02   $      1.22     $      1.15